Exhibit 99.1
Item 6.    Selected Financial Data
The following table sets forth selected financial data on a consolidated historical basis for the Company. This information should be read in conjunction with the discussions set forth in Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations."

	For the Years Ended December 31,
	2016	2015	2014	2013	2012
	(In thousands, except per share data and ratios)
OPERATING DATA:
Operating lease income	$191,180	$211,207	$229,672	$221,434	$204,137
Interest income	129,153	134,687	122,704	108,015	133,410
Other income	46,514	49,924	77,583	48,208	47,838
Land development revenue	88,340	100,216	15,191	—	—
Total revenue	455,187	496,034	445,150	377,657	385,385
Interest expense	221,398	224,639	224,483	266,225	355,097
Real estate expense	137,522	146,509	162,829	156,574	150,608
Land development cost of sales	62,007	67,382	12,840	—	—
Depreciation and amortization	51,660	62,045	70,375	68,070	65,480
General and administrative	84,027	81,277	88,287	92,114	80,856
Provision for (recovery of) loan losses	(12,514)	36,567	(1,714)	5,489	81,740
Impairment of assets	14,484	10,524	34,634	12,589	7,628
Other expense	5,883	6,374	6,340	8,050	17,266
Total costs and expenses	564,467	635,317	598,074	609,111	758,675
Income (loss) before earnings from equity method investments and other items	(109,280)	(139,283)	(152,924)	(231,454)	(373,290)
Loss on early extinguishment of debt, net	(1,619)	(281)	(25,369)	(33,190)	(37,816)
Earnings from equity method investments	77,349	32,153	94,905	41,520	103,009
Loss on transfer of interest to unconsolidated subsidiary	—	—	—	(7,373)	—
Income (loss) from continuing operations before income taxes	(33,550)	(107,411)	(83,388)	(230,497)	(308,097)
Income tax benefit (expense)	10,166	(7,639)	(3,912)	659	(8,445)
Income (loss) from continuing operations	(23,384)	(115,050)	(87,300)	(229,838)	(316,542)
Income (loss) from discontinued operations	18,270	15,077	13,122	9,714	(15,617)
Gain from discontinued operations	—	—	—	22,233	27,257
Income from sales of real estate	105,296	93,816	89,943	86,658	63,472
Net income (loss)	100,182	(6,157)	15,765	(111,233)	(241,430)
Net (income) loss attributable to noncontrolling interests	(4,876)	3,722	704	(718)	1,500
Net income (loss) attributable to iStar Inc.	95,306	(2,435)	16,469	(111,951)	(239,930)
Preferred dividends	(51,320)	(51,320)	(51,320)	(49,020)	(42,320)
Net (income) loss allocable to HPU holders and Participating Security holders(1)	(14)	1,080	1,129	5,202	9,253
Net income (loss) allocable to common shareholders	$43,972	$(52,675)	$(33,722)	$(155,769)	$(272,997)
Per common share data(2):
Income (loss) attributable to iStar Inc. from continuing operations:
Basic	$0.35	$(0.79)	$(0.55)	$(2.20)	$(3.39)
Diluted	$0.35	$(0.79)	$(0.55)	$(2.20)	$(3.39)
Net income (loss) attributable to iStar Inc.:
Basic	$0.60	$(0.62)	$(0.40)	$(1.83)	$(3.26)
Diluted	$0.60	$(0.62)	$(0.40)	$(1.83)	$(3.26)
Dividends declared per common share	$—	$—	$—	$—	$—

	For the Years Ended December 31,
	2016	2015	2014	2013	2012
	(In thousands, except per share data and ratios)
SUPPLEMENTAL DATA:
Ratio of earnings to fixed charges(3)	—	—	—	—	—
Ratio of earnings to fixed charges and preferred dividends(3)	—	—	—	—	—
Weighted average common shares outstanding—basic	73,453	84,987	85,031	84,990	83,742
Weighted average common shares outstanding—diluted	73,835	84,987	85,031	84,990	83,742
Cash flows (used in) from:
Operating activities	$20,004	$(59,947)	$(10,342)	$(180,465)	$(191,932)
Investing activities	466,543	184,028	159,793	893,447	1,267,047
Financing activities	(868,911)	114,481	(190,958)	(455,758)	(1,175,597)

	As of December 31,
	2016	2015	2014	2013	2012
	(In thousands)
BALANCE SHEET DATA:
Total real estate(4)	$1,624,805	$1,776,890	$1,987,843	$2,227,711	$2,412,248
Land and development, net(4)	945,565	1,001,963	978,962	932,034	965,100
Loans receivable and other lending investments, net	1,450,439	1,601,985	1,377,843	1,370,109	1,829,985
Total assets	4,825,514	5,597,792	5,426,483	5,608,604	6,133,687
Debt obligations, net	3,389,908	4,118,823	3,986,034	4,124,718	4,665,182
Total equity	1,059,684	1,101,330	1,248,348	1,301,465	1,313,154
_______________________________________________________________________________

(1)
All of the Company's outstanding HPUs were repurchased and retired on August 13, 2015 (see Item 8—"Financial Statements and Supplemental Data—Note 13). Participating Security holders are non-employee directors who hold unvested common stock equivalents and restricted stock awards granted under the Company's Long Term Incentive Plans that are eligible to participate in dividends (see Item 8—"Financial Statements and Supplemental Data—Note 14 and 15).

(2)	See Item 8—"Financial Statements and Supplemental Data—Note 15."

(3)
This ratio of earnings to fixed charges is calculated in accordance with SEC Regulation S-K Item 503. For the years ended December 31, 2016, 2015, 2014, 2013 and 2012, earnings were not sufficient to cover fixed charges by $67,976, $114,902, $103,070, $249,982 and $307,314, respectively, and earnings were not sufficient to cover fixed charges and preferred dividends by $119,296, $166,222, $154,390, $299,002 and $349,634, respectively. The Company's unsecured debt securities have a fixed charge coverage covenant which is calculated differently in accordance with the terms of the agreements governing such securities.

(4)	Prior to December 31, 2015, land and development assets were recorded in total real estate. Prior year amounts have been reclassified to conform to the current period presentation.